Free Writing Prospectus, dated February 15, 2011 (To Prospectus, dated August 31, 2010 and Prospectus Supplemented, dated February 15, 2011)	Filed Pursuant to Rule 433(d) Registration Statement 333-169119

Terms & Conditions:

Issuer:	Barclays Bank PLC

Expected Issue Ratings[1]:	Aa3 (Moody’s) / A+ (S&P) / A (Fitch)

Status:	Senior / Unsecured / Unsubordinated

Legal Format:	SEC registered

Principal Amount:	USD 1,250,000,000

Trade Date:	15 February 2012

Settlement Date:	23 February 2012

Maturity Date:	23 February 2015

Coupon:	2.750%

Interest Payment Dates:	Semi-annually in arrear on 23 February and 23 August in each year, commencing on 23 August 2012 and ending on the Maturity Date

Coupon Calculation:	30/360, unadjusted

Business Days:	New York, London

Benchmark Treasury:	UST 0.25% Feb 2015

Spread to Benchmark:	+240bps

Reoffer Yield:	2.771%

Issue Price:	99.94%

Underwriting Discount:	0.225%

Net Proceeds:	USD 1,246,437,500

Sole Bookrunner:	Barclays Capital Inc.

Co-managers:	BB&T Capital Markets, a division of Scott & Stringfellow, LLC, BMO Capital Markets Corp., CIBC World Markets Corp., Citigroup Global Markets Inc., Fifth Third Securities, Inc., PNC Capital Markets LLC, Scotia Capital (USA) Inc., SMBC Nikko Capital Markets Limited, TD Securities (USA) LLC, U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC

Denominations:	USD 100,000 and integral multiples of USD 1,000 in excess thereof

ISIN/CUSIP:	US06741JS261 / 06741J S26

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.

1 Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.